Exhibit 15.1

The Board of Directors and Stockholders

Sysco Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of Sysco Corporation for the registration of shares of common stock for the offer and issuance under the Sysco Corporation 2015 Employee Stock Purchase Plan of our report dated November 3, 2014 relating to the unaudited consolidated interim financial statements of Sysco Corporation that is included in its Form 10-Q for the quarter ended September 27, 2014.

/s/ Ernst & Young LLP

Houston, Texas
December 22, 2014